UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 26, 2012

FBC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52854	71-1026782
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

16213 S. Western Ave
Gardena, CA 90247
(Address of principal executive offices) (zip code)

(562) 200-8478
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 26, 2012 the board of directors of FBC Holding, Inc. has voted to terminate the services of Christopher J. LeClerc as an officer of the company in accordance with Article 3 Section 3 of the Company’s by- laws and in accordance with the law of the State of Nevada effective immediately. The board expects to announce his replacement shortly also in accordance with Article 3 Section 3 of the Company’s by-laws and in accordance with the corporate law of the State of Nevada and does not anticipate that this event will disrupt or delay the production and marketing of its Flowboard product.

Prior to his departure, Mr. LeClerc, as sole board member appointed two additional independent directors in accordance with Article 2 Section 8 of the Company’s by-laws and in accordance with the corporate law of the State of Nevada.

Familial Relationships

There are no familial relationships between either Mr. Russo or Mr. Wright and the Company.

Biographical Information

Frank Russo and Kevin Wright and their bios are attached.

Ownership of Certain Directors and Management

Although there is no change in the beneficial owners of the Company, the Company hereby discloses the equity holdings of Mr. Russo and Mr. Wright as members of the Board of Directors and/or management as follows:

Director	Shares	% of Ownership
Frank Russo	0	0
Kevin Wright	0	0

Litigation

During the past ten years, neither Mr. Russo nor Mr. Wright has been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading  Commission,  or  an associated  person  of  any  of  the  foregoing,  or  as  an  investment  adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or
iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or
iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Material Plans, Contracts or Other Arrangements

Neither Mr. Russo nor Mr. Wright is a party to any material plan, contract or arrangement (whether or not written) to which a covered officer is a party or in which he or she participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

9.1	Board Resolution Appointing Directors, August 24, 2012
9.2	Board Resolution Terminating Officer, September 26, 2012
9.3	Two letters Dated September 26, 2012 from Board to Chris LeClerc
9.4	Press release of September 28, 2012
9.5	Press release of September 13, 2012
9.6	Bio Frank Russo
9.7	Bio Kevin Wright

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBC Holding, Inc. a Nevada corporation

Dated: September 28, 2012	By:	/s/ Frank Russo
Frank Russo
Director

By:	/s/ Kevin Wright
Kevin Wright
Director